Exhibit 2

AMENDED AND RESTATED MASTER TRANSACTION AGREEMENT
AND OMNIBUS AMENDMENT TO PROPERTY AGREEMENTS
THIS AMENDED AND RESTATED MASTER TRANSACTION AGREEMENT AND OMNIBUS AMENDMENT TO PROPERTY AGREEMENTS (this “Amended Master Agreement”) is made by and among (1) THE ENTITIES LISTED AS THE “M&O PARTIES” ON THE M&O PARTIES SIGNATURE PAGE HERETO (each a “Seller”, and collectively, the “Sellers”), (2) MEADOWS & OHLY, LLC, a Georgia limited liability company (“M&O”), (3) THE ENTITIES LISTED AS THE “HR PARTIES” ON THE HR PARTIES SIGNATURE PAGE HERETO (each a “Purchaser” and collectively, the “Purchasers”), and (4) HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation (“HR”), to be effective as of September 27, 2017 (the “Amended Effective Date”). The Sellers, M&O, the Purchasers, and HR are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Further, the Sellers and M&O are sometimes collectively referred to herein as the “M&O Parties”, and HR and the Purchasers are sometimes collectively referred to herein as the “HR Parties”.
Recitals
A.M&O, for itself and on behalf of the Sellers, and HR, for itself and on behalf of the Purchasers, entered into that certain Master Transaction Agreement having an Effective Date of August 8, 2017 (the “Master Agreement”) concerning the sale and purchase of 15 medical office properties in and around Atlanta, Georgia. The M&O Parties and the HR Parties subsequently entered into that certain Amendment to Master Transaction Agreement dated September 15, 2017. The Master Agreement, as amended by the aforementioned amendment, is referred to in this Amended Master Agreement as the “Original Master Agreement”.

B.In addition to the Original Master Agreement, each Seller entered into a separate Purchase and Sale Agreement for the purchase and sale of such Seller’s medical office property with the applicable Purchaser. Each individual Purchase and Sale Agreement is referred to in this Amended Master Agreement as a “Property Agreement”, and collectively as the “Property Agreements”. Hereafter, and without limiting the terms of Section 1 below, the term “MOB Property” shall have the meaning given to such term in the applicable Property Agreement, and generally refers to the items of real, personal, tangible and intangible property to be conveyed by a Seller to the Purchaser pursuant to such Property Agreement.

C.As described in the Original Master Agreement and the Property Agreements, 14 of the 15 MOB Properties are subject to ground leases, and each ground lease gives the ground landlord a right to purchase the applicable MOB Property in the event of a proposed sale. As of the Amended Effective Date, the ground landlords applicable to the MOB Properties known as Kennestone Outpatient Pavilion, Vinings Health Park, Piedmont Physicians Plaza, Piedmont Medical Plaza, Gwinnett 500 Building, Gwinnett Physicians Center, and Hudgens Professional Building have either exercised, or evidenced their intent to exercise, their purchase rights regarding the same.

D.The Parties now enter into this Amended Master Agreement to, among other things, (1) amend and restate the Original Master Agreement in its entirety to reflect the revised terms of the sale and purchase of the remaining MOB Properties, (2) confirm the termination of the Property Agreements applicable to the MOB Properties for which the ground landlords have exercised, or evidenced their intent to exercise, their purchase rights, and (3) make certain amendments to the

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Property Agreements. In the event of a conflict between the terms and provisions of this Amended Master Agreement and the terms and provisions of a Property Agreement (as amended hereby), the terms and provisions of this Amended Master Agreement shall govern and control.

THEREFORE, for and in consideration of the above recitals, the terms and conditions contained in this Amended Master Agreement, and the terms and conditions contained in the Property Agreements, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.Recitals; Construction; Certain Definitiions.

A.Recitals; Construction. The opening paragraph, recitals, and preamble are incorporated into this Amended Master Agreement. In this Amended Master Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments to or changes in such agreements or instruments entered into in accordance with their respective terms; references to persons include their permitted successors and assigns; use of the term “include” or “including” shall mean to include or including without limitation; and references to a “Section” shall mean a section of this Amended Master Agreement unless otherwise expressly stated. All capitalized terms not otherwise defined in this Amended Master Agreement have the meanings given to such terms in the applicable Property Agreement or Property Agreements as the context requires, though this Amended Master Agreement may nevertheless contain section references for such definitions to assist the reader.

B.Certain Definitions. The MOB Properties known as Kennestone Outpatient Pavilion, Vinings Health Park, Piedmont Physicians Plaza, Piedmont Medical Plaza, Gwinnett 500 Building, Gwinnett Physicians Center, and Hudgens Professional Building are referred to individually as a “Removed Property” and collectively as the “Removed Properties”, and each Property Agreement pertaining to a Removed Property is referred to individually as a “Removed Property Agreement”, and collectively as the “Removed Property Agreements”. The remaining MOB Properties, which are listed on Exhibit A, are referred to individually as a “Remaining Property” and collectively as the “Remaining Properties”, and each Property Agreement pertaining to a Remaining Property is referred to as a “Remaining Property Agreement” and collectively as the “Remaining Property Agreements”. The purchase and sale of the Remaining Properties as contemplated by this Amended Master Agreement and the Remaining Property Agreements is referred to as the “Revised Transaction”.

2.References to Purchaser. Each Remaining Property Agreement has either been executed, or assumed, by a Purchaser. As noted on Exhibit A, such Purchaser may be HR with respect to any particular Remaining Property Agreement, but in all cases the Purchasers are either HR or an entity controlled by HR. Regardless, HR covenants and agrees that it is responsible and obligated for the obligations of each Purchaser under each Remaining Property Agreement. As used in the remainder of this Amended Master Agreement, the term “Purchaser” means the original “Purchaser” under the applicable Remaining Property Agreement, as well as any permitted assignee or designee of such Purchaser’s interest thereunder.

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3.Termination of the Removed Property Agreements. The Removed Property Agreements are hereby terminated. As such, none of the Parties under the Removed Property Agreements have any further rights or obligations under the Original Master Agreement, this Amended Master Agreement, or the Removed Property Agreements, except for those obligations which expressly survive the termination of the Removed Property Agreements. The disposition of the Earnest Money on deposit pursuant to the Removed Property Agreements is governed by Section 27.

4.Inspection Period; Title Objection Deadline; Seller Deliverables. As of the Amended Effective Date, the “Inspection Period” under each Remaining Property Agreement has expired, and M&O acknowledges and agrees that HR has delivered to M&O written notice of its title objections on all Remaining Properties prior to September 13, 2017 (see Section 5.3 of the Property Agreements) (the “Title Objection Deadline”). Each Seller, with respect to such Seller’s Remaining Property, represents and warrants to HR that it has delivered the due diligence materials listed on Schedule 8 to its Remaining Property Agreement within its possession and control (such materials are referred to in this Amended Master Agreement as the “Seller Deliverables”) as of July 24, 2017. For the purpose of this Section 4, “deliver” means the placement of such materials on a website to which HR and its designated representatives have access, with the exception of Item 11 of such Schedule, “As-Built Plans”, which have been “delivered” by making available blue prints of such plans available for inspection at the building manager’s office at each Premises (as defined in Section 1.1.2 of each Remaining Property Agreement).

5.Purchase Rights; Termination by HR with respect to Seller Partnership Approval.

A.Purchase Rights; Approvals. As described above, the ground landlords have exercised or evidenced their intent to exercise their purchase rights with respect to the Removed Properties. M&O represents and warrants to HR that the applicable ground landlords have waived their purchase rights with respect to the Remaining Properties. Additionally, the sale and purchase of each Remaining Property is conditioned upon the applicable Seller receiving approval of such sale and purchase from the limited partners owning at least 51% of all limited partnership interest in such Seller (see Section 9.3.1 of each Remaining Property Agreement). M&O covenants and agrees to unconditionally recommend the Revised Transaction to the limited partners in each Seller, and to use its commercially reasonable efforts to obtain each Seller’s necessary limited partner approvals of the Revised Transaction as it relates to such Seller’s Remaining Property on or before October 13, 2017 (the “LP Approval Deadline”). On such date, M&O will advise HR of the status of all such approvals.

B.Effect of Failure to Obtain Approval. If the necessary limited partner approvals of the Revised Transaction have not been received on or prior to the LP Approval Deadline with regard to any Seller, then the corresponding Remaining Property Agreement shall be deemed terminated and the Remaining Property removed from the Revised Transaction. If any Remaining Property is so removed from the Revised Transaction, then HR, on behalf of the HR Parties, shall have the right to terminate this Amended Master Agreement and all (but not less than all) of the Remaining Property Agreements by delivering notice to M&O of the same on or prior to the date which is ten Business Days following the LP Approval Deadline (failure to deliver notice of such termination shall constitute HR’s election not to terminate this Amended Master Agreement and the other Remaining Property Agreements). In the event of such termination, none of the Parties shall have any further rights or obligations under this Amended Master Agreement or the Remaining

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Property Agreements, except for those obligations which expressly survive the termination of the Remaining Property Agreements, and the Earnest Money shall be returned by Escrow Agent to HR. Unless otherwise expressly stated, the term “Earnest Money” as used in this Amended Master Agreement means all of the Earnest Money deposits referenced in Section 3.1 of each of the Remaining Property Agreements.

6.Elective Termination; Effect of Default.

A.Certain Termination Rights. Except as provided in Section 6.C., which governs in the event of a default, if a Remaining Property Agreement is terminated in accordance with its terms for any reason other than (a) due to the occurrence of a casualty or condemnation of the Premises covered by such Remaining Property Agreement as permitted thereby (see Section 6.4.1 of each of the Remaining Property Agreements), or (b) the failure to obtain the necessary limited partner approvals as contemplated above, then HR (and only HR), on behalf of the HR Parties, or M&O (and only M&O), on behalf of the M&O Parties, as applicable, shall simultaneously have the right to terminate this Amended Master Agreement and all (but not less than all) of the Remaining Property Agreements, and upon any such election, the Earnest Money shall be returned to HR. Notice of such an election to terminate must be in writing and delivered not more than ten Business Days following the termination of the applicable Remaining Property Agreement, or the Party failing to deliver such notice of termination shall be deemed to have waived its right to terminate this Amended Master Agreement and the Remaining Property Agreements with respect to the Remaining Property Agreement then at issue. The right to terminate contained in this Section shall continue with respect to any future termination of another Remaining Property Agreement as described in this Section.

B.Casualty, Condemnation, and Failure to Obtain Limited Partner Approvals. If a Remaining Property Agreement is terminated due to the occurrence of a casualty or condemnation of the Premises covered by such Remaining Property Agreement as permitted thereby, then the same shall have no effect on this Amended Master Agreement or the other, Remaining Property Agreements. Additionally, and subject to the provisions of Section 5.B., if a Remaining Property Agreement or Remaining Property Agreements is/are terminated due to the failure to obtain the necessary limited partner approvals as contemplated above, then the same shall have no effect on this Amended Master Agreement or the other Remaining Property Agreements.

C.Effect of Default. Furthermore, any default by a Purchaser under any of the Remaining Property Agreements shall be deemed a default by the Purchasers under all the Remaining Property Agreements, and in such event, the Sellers shall have rights set forth in Section 11.2 of the Remaining Property Agreements. Any default by any Seller under any of the Remaining Property Agreements shall be deemed a default by each Seller under every other Remaining Property Agreement, and in such event the Purchasers shall have the rights set forth in Section 11.1 of each of the Remaining Property Agreements. For the avoidance of doubt, a default under a Remaining Property Agreement will not have occurred unless and until the provisions of Section 11.3 (Cure Rights) of such Remaining Property Agreement are given effect, if applicable.

7.Closing.

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A.General. Except as provided in Section 7.B., and further assuming that all other conditions precedent to each Seller's obligation to sell and to each Purchaser’s obligation to purchase its respective Remaining Property under the applicable Remaining Property Agreement have been satisfied or waived in writing, the Closing (as defined in Section 6.1 of each of the Remaining Property Agreements) of the Revised Transaction as a whole shall occur ten (10) days following the final approval of the Mortgage Lenders under each of the four Mortgage Loans that are to be assumed at Closing, and the agreement of the applicable Parties and each Mortgage Lender on the final forms of the Mortgage Loan Assumption Documents (the date on which the Closing occurs is referred to herein as the “Closing Date”), but in no event shall the Closing Date for all Remaining Properties be later than December 29, 2017 (the “Outside Closing Date”). If the Closing does not occur on or prior to Outside Closing Date for any reason other than a default by a Seller or a Purchaser (in which case the provisions of Section 6.C. shall control), then none of the Parties shall have any further rights or obligations under this Amended Master Agreement or the Remaining Property Agreements, except for those obligations which expressly survive the termination of the Remaining Property Agreements, and the Earnest Money shall be returned by Escrow Agent to HR.

B.Staggered Closings. Notwithstanding the provisions of Section 7.A., M&O, on behalf of the M&O Parties, may, at its option and at the request of HR, on behalf of the HR Parties, permit the earlier simultaneous Closing of the Remaining Property sales which do not require a Mortgage Loan Assumption (the "Initial Properties") so long as, at such time, (1) HR, on behalf of all the Purchasers, acknowledges that the Purchasers have approved (a) all aspects of their respective Remaining Properties which are not to be acquired at such earlier Closing (collectively the “Subsequent Properties”), and (b) all documents (other than the Mortgage Loan Assumption Documents) to be executed and delivered at the Closing of each of the Remaining Property Agreements for the Subsequent Properties (including the form of the Ground Lessor Estoppel which each ground lessor has agreed to deliver at or before Closing), and (2) all conditions to such Purchasers’ obligation to close the purchase of the Subsequent Properties have been satisfied, subject only to (v) the satisfaction of the Ground Lessor Estoppel condition in Section 9.1.6 of the Remaining Property Agreements, (w) the satisfaction of the tenant Estoppel Certificate condition in Section 9.1.5 of each of the Remaining Property Agreements, (x) the successful completion of the Mortgage Loan Assumptions for the Subsequent Properties, (y) there being thereafter no change in the then physical condition or title to the Subsequent Properties (see Section 5.4 and Section 6.4 of each of the Remaining Property Agreements for reference), and (z) the Sellers and the applicable Mortgage Lenders delivering at the Closing of the Subsequent Properties the documents required by the Remaining Property Agreements covering the Subsequent Properties, including the Mortgage Loan Assumption Documents. If for any reason other than the default of a Seller under a Remaining Property Agreement for one of the Subsequent Properties, all of the Subsequent Properties are not acquired by Purchaser by (or on) the Outside Closing Date, then the provisions of Paragraphs 18 and 19 of the M&O Management Agreement (defined below) shall no longer be of effect with respect to any previously executed M&O Management Agreement covering a Remaining Property on the same hospital campus as a Subsequent Property, and the applicable HR Parties and M&O shall promptly execute an amendment to such previously executed M&O Management Agreements reflecting the same. If there are multiple Closings as contemplated by this Section, then for the purpose of interpreting the individual Remaining Property Agreements, the term “Closing Date” shall mean the date on which the Closing occurs under such Remaining Property Agreement.

Exhibit 2

C.Management Office Personal Property. At Purchaser's request, any items of personal property located in the management office at each Remaining Property shall be deleted from the bill of sale to be delivered to the Purchaser at the Closing and shall instead be conveyed by the Seller of such Remaining Property to M&O for use in its role as property manager for the Remaining Property.

8.HR Portfolio Management Agreement. Each Remaining Property Agreement provides that at the Closing of the Remaining Property subject to such Remaining Property Agreement, the Purchaser and M&O will enter into a Property Management and Leasing Agreement (a “M&O Management Agreement”), the forms of which are attached to the respective Remaining Property Agreements. Additionally, upon the Closing of the Initial Properties (as defined in Section 7.B.), HR, or the applicable HR affiliates, and M&O will enter into property management agreements in the form attached as Exhibit B (each, a “HR Portfolio Management Agreement”) whereby M&O will provide property management services to the HR affiliate owned properties listed on Exhibit C. HR represents and warrants to M&O that it has obtained any necessary third party approvals to engage M&O to manage the properties listed on Exhibit C.

9.Future Assistance. While the Purchasers’ obligations to close under the Remaining Property Agreements are not conditioned upon obtaining any amendments to the Ground Leases, M&O agrees to assist in requesting amendments to the space lease forms appended to each Ground Lease if the Purchaser chooses to pursue such amendments either before or after Closing. The foregoing obligation shall survive the Closing.

10.Authority. The Sellers appoint M&O as their authorized agent under this Amended Master Agreement and the Remaining Property Agreements, and M&O shall have the power and right to act on behalf of, and to bind and contract in the name of, all the M&O Parties. Without limiting the foregoing, a notice from, or received by, M&O, or a consent, approval or election by M&O, shall constitute a notice from or received by, or a consent, approval or election by, all the Sellers, unless specified otherwise by M&O in writing. Likewise, the Purchasers appoint HR as their authorized agent under this Amended Master Agreement and the Remaining Property Agreements, and HR shall have the power and right to act on behalf of, and to bind and contract in the name of, all the HR Parties. Without limiting the foregoing, a notice from, or received by, HR, or a consent, approval or election by HR, shall constitute a notice from or received by, or a consent, approval or election by, all the Purchasers, unless specified otherwise by HR in writing.

11.Assignment. Neither this Amended Master Agreement nor any interest hereunder shall be assigned or transferred by any Party, though the foregoing shall not affect a Purchaser’s ability to assign its interest in its Remaining Property Agreement or designate another entity to take title to the Remaining Property subject to such Remaining Property Agreement, all in accordance with the terms of such Remaining Property Agreement. Upon any such assignment or designation, the assignee or designee shall be deemed a “Purchaser” and “HR Party” hereunder. Subject to the foregoing, this Amended Master Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

Exhibit 2

12.Entire Agreement. This Amended Master Agreement and the Remaining Property Agreements constitute the entire agreement between the Parties with respect to the purchase and sale of the Remaining Properties, and this Amended Master Agreement shall not be modified or amended except in a written document signed by the Parties. Any prior agreement or understanding among the Parties concerning the purchase and sale of the Remaining Properties is hereby rendered null and void.

13.Time. Time is of the essence of this Amended Master Agreement. However, if a deadline in this Amended Master Agreement falls on a day which is not a Business Day, then such deadline shall be deemed automatically extended to the first Business Day following such original deadline.

14.Notices. All notices and other communications provided for herein must be in writing and delivered by email, by hand or overnight courier service or mailed by certified or registered mail at the respective address or email address set forth below. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, are deemed to have been given when received; notices sent by email are deemed to have been given when sent (except that, if not given during normal business hours for the recipient, are deemed to have been given at the opening of business on the next Business Day for the recipient), provided that notices sent by email are sent concurrently by hand delivery or overnight courier.

Exhibit 2

To the Sellers and M&O:	Meadows & Ohly, LLC 275 Scientific Drive Suite 1000 Peachtree Corners, Georgia 30092 Attention: Van M. Fletcher Phone: 678-282-0220 Email: van.fletcher@meadowsandohly.com

With a copy to:	Dentons US LLP 5300 Peachtree Street NE Suite 5300 Atlanta, Georgia 30308 Attention: William F. Stevens Phone: 404-527-8510 Email: william.stevens@dentons.com

To the Purchasers and HR:	Healthcare Realty Trust Incorporated 3310 West End Avenue, Suite 700 Nashville, Tennessee 37203 Attention: Sushil Puria Telephone No.: 615-269-8175 E-Mail: spuria@healthcarerealty.com

With a copy to:
Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attention: John M. Bryant, Jr., General Counsel
Telephone No.: 615-269-8175
E-Mail: jbryant@healthcarerealty.com

With a copy to:	Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, TN 37219 Attention: Jeffrey A. Calk Telephone No.: 615.850.8129 E-Mail: Jeff.Calk@wallerlaw.com

15.Law. This Amended Master Agreement shall be governed and interpreted in accordance with the laws of the State of Georgia.

16.No Recordation. Neither this Amended Master Agreement nor any memorandum thereof shall be recorded in any land records.

17.Counterparts. This Amended Master Agreement may be executed in any number of identical counterparts, including facsimile counterparts, any or all of which may contain the signatures

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of fewer than all of the Parties but all of which shall be taken together as a single instrument. Delivery of an executed counterpart of a signature page to this Amended Master Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.

18.Waiver. The failure by any Party to enforce against the other any term of this Amended Master Agreement shall not be deemed a waiver of such Party’s right to enforce against the other Party(ies) the same or any other term in the future.

19.Severability. If any one or more of the provisions hereof shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Amended Master Agreement shall be construed as if such invalid, illegal or unenforceable provision were not herein contained.

20.Attorneys’ Fees. If any Party files suit to enforce the obligations of, or remedy against, the other party under this Amended Master Agreement, the prevailing Party(ies) shall be entitled to recover from the non-prevailing Party(ies) the reasonable fees and expenses of its attorneys and its court costs.

21.Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Amended Master Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amended Master Agreement or any amendments or schedules hereto. The captions preceding the text of each Section are included for convenience of reference only and shall be disregarded in the construction and interpretation of this Amended Master Agreement.

22.No Third Party Beneficiaries. This Amended Master Agreement shall benefit only the Parties, and other no person or entity shall have any rights hereunder.

23.WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDED MASTER AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AMENDED MASTER AGREEMENT.

24.Public Announcements. Prior to Closing, no Party shall have the right to make a public announcement regarding the Revised Transaction without the prior approval of the other Parties. The Parties shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a

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public announcement under applicable law (including any applicable rules and regulations of the United States Securities and Exchange Commission, the New York Stock Exchange, and/or any applicable self-regulatory organization), in which case no such approval by any other Party shall be required.

25.Effect of this Amended Master Agreement. Effective as of the Amended Effective Date, this Amended Master Agreement amends, restates, and supersedes the Original Master Agreement in its entirety. From and after the Effective Date, the term “Property Agreement” shall refer to the Remaining Property Agreements, as amended by this Amended Master Agreement.

26.Omnibus Amendments to Remaining Property Agreements. Each of the Remaining Property Agreements is amended as follows:

A.Section 5.3. The text of Section 5.3 of each Remaining Property Agreement is deleted and the following inserted in its place:

If the Title Commitment (or any revision or update thereof) or Survey (or any replacement, revision or update thereof obtained by Purchaser) discloses exceptions to title which are objectionable to Purchaser (a “Defect”), Purchaser shall so notify Seller prior to the expiration of the Title Objections Deadline (as such term is defined in the Master Transaction Agreement). Seller shall have until October 2, 2017 to notify Purchaser in writing whether it will, with respect to each Defect, (a) correct such Defect to the satisfaction of Purchaser prior to Closing, (b) correct such Defect to the satisfaction of Purchaser at Closing (e.g., delivery of an owner’s affidavit sufficient to allow the Title Company to remove the so-called standard exceptions which are subject to removal with any owner’s affidavit), (c) take a particular course of action with respect to such Defect, without committing itself to correct such Defect to Purchaser’s satisfaction (e.g., request an estoppel certificate from an unrelated third party), and/or (d) take no action with respect to such Defect. Except as otherwise stated in this Agreement, Seller has no obligation to correct any particular Defect. Seller’s satisfaction of the Defects described in subparts (a) and (b) above shall be a condition to Purchaser’s obligation to effect the Closing. With respect to any Defects described in subparts (c) and (d), Purchaser may, at its option and by delivering written notice to Seller on or prior to October 4, 2017, either (i) terminate this Agreement, in which event this Agreement, without further action of the parties, shall become null and void and neither party shall have any further rights or obligations under this Agreement except for those obligations which expressly survive termination of this Agreement, or (ii) elect to consummate the Closing and accept title to the MOB Property subject to the Defects described in subparts (c) and (d) (in which event, all such exceptions to title shall be deemed approved by Purchaser and shall be “Permitted Exceptions”). If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). Notwithstanding the foregoing, Seller shall, subject to the provisions of Section 2.2 hereof, cure (by causing the same to be released at or prior to Closing) any Defects relating to (i) any liens created by or through Seller, and (ii) any judgments against Seller affecting the MOB Property; and failure to cure any such Defects shall constitute a default by Seller hereunder, and, notwithstanding any other provision of this Agreement, Purchaser shall have the right to apply all or part of the Purchase Price to payment in full of the Defects set forth in this sentence. Additionally, if Purchaser elects option (ii), Seller shall take the course of action it proposed

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with respect to Defects described in subpart (c) and use its commercially reasonable efforts to effect the desired outcome with respect to such Defect within the confines of such course of action.

B.Other Contracts. Section 9.3.2 of each Remaining Property Agreement is generally amended to provide that the “Other Contracts”, as defined therein, refers to the Remaining Property Agreements only. Further, Schedule 9.3.2 of each of the Remaining Property Agreements is amended by the deletion of the Removed Property Agreements therefrom.

C.Purchase Price. The Purchase Price in Section 2.1 of each Remaining Property Agreement is amended by the deletion of the number therein and the insertion of the number set opposite such Remaining Property’s name on Exhibit A.

D.Earnest Money; Holdback. Each Remaining Purchase Agreement is generally amended to provide that that the total amount of Earnest Money for each Remaining Property (that is, the first deposit and the second deposit, as described in Section 3.1 of each Remaining Property Agreement) and the Holdback (see Section 7.6.6 of each Remaining Purchase Agreement) shall be as set forth in Exhibit A.

27.Reallocation of Earnest Money; Satisfaction of Second Earnest Money Deposit. As of the Amended Effective Date, Purchaser has deposited a total of $6,125,007.00 as Earnest Money. Such amount is for the first Earnest Money deposit only, and includes Earnest Money deposits for the Removed Properties. However, the foregoing amount exceeds the total Earnest Money deposit (that is, the first deposit and the second deposit referenced in Section 26.D. and Exhibit A) under the Remaining Property Agreements by $3,217,789.00. Therefore, the Parties authorize and instruct the Escrow Agent to re-allocate the Earnest Money now on deposit as set forth in the table above (which reallocation will satisfy HR’s obligation to make the second Earnest Money deposit under the Remaining Property Agreements), and to disburse the aforementioned excess amount of $3,217,789.00 to HR.

28.Sellers of the Removed Properties. Following the Amendment Effective Date, the Sellers of the Removed Properties shall no longer be M&O Parties, shall be not part of the Revised Transaction, and shall have no further standing with respect to any matters pertaining thereto. The foregoing shall not, however, affect such Sellers’ standing under their respective Removed Property Agreements with respect to such provisions that expressly survive the termination thereof.

29.Conforming Amendments to the Remaining Property Agreements. The Parties to the Remaining Property Agreements agree to amend each Remaining Property Agreement to incorporate the revised Purchase Price, Earnest Money, and Holdback amounts evidenced in this Amended Master Agreement. However, the failure to enter into such amendments shall not affect the validity or effectiveness of the amendments to such Remaining Property Agreements contained herein.

Exhibit 2

(Signatures on the following pages)
IN WITNESS WHEREOF, the M&O Parties have executed this Amended Master Agreement to be effective as of the Amended Effective Date.

MEADOWS & OHLY, LLC By:_/s/ Van M. Fletcher__________________ Printed Name: Van M. Fletcher Title: CFO & Principal
Kennestone Cancer Center, L.P. By: Meadows & Ohly 4, LLC, its general partner By:__/s/ Van M. Fletcher___________ Name: Van M. Fletcher Title: Vice President and Secretary	Kennestone Physicians Center I, L.P. By: Meadows & Ohly 8, LLC, its general partner By:__/s/ Van M. Fletcher__________ Name: Van M. Fletcher Title: Vice President and Secretary
Kennestone Physicians Center II, L.P. By: Meadows & Ohly 4, LLC, its general partner By:__/s/ Van M. Fletcher____________ Name: Van M. Fletcher Title: Vice President and Secretary	Kennestone Outpatient Pavilion, L.P. By: Meadows & Ohly 10, LLC, its general partner By:__/s/ Van M. Fletcher____________ Name: Van M. Fletcher Title: Vice President and Secretary

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Douglas Physicians Center, L.P. By: Meadows & Ohly 5, LLC, its general partner By:___/s/ Van M. Fletcher___________ Name: Van M. Fletcher Title: Vice President and Secretary	Douglas Physicians Center II, L.P. By: Meadows & Ohly 9, LLC, its general partner By:__/s/ Van M. Fletcher_____________ Name: Van M. Fletcher Title: Vice President and Secretary
Paulding Physicians Center, L.P. By: Meadows & Ohly 6, LLC, its general partner By:__/s/ Van M. Fletcher____________ Name: Van M. Fletcher Title: Vice President and Secretary	Paulding Outpatient Pavilion, L.P. By: Meadows & Ohly 13, LLC, its general partner By:__/s/ Van M. Fletcher___________ Name: Van M. Fletcher Title: Vice President and Secretary
Vinings Health Park, L.P. By: Meadows & Ohly 15, LLC, its general partner By:__/s/ Van M. Fletcher_________ Name: Van M. Fletcher Title: Vice President and Secretary	Piedmont Physicians Plaza, L.P. By: Meadows & Ohly 5, LLC, its general partner By:__/s/ Van M. Fletcher__________ Name: Van M. Fletcher Title: Vice President and Secretary

Exhibit 2

Piedmont Medical Plaza, L.P. By: Meadows & Ohly 11, LLC, its general partner By:__/s/ Van M. Fletcher___________ Name: Van M. Fletcher Title: Vice President and Secretary	340 Exchange Boulevard, L.P. By: Meadows & Ohly 15, LLC, its general partner By:_/s/ Van M. Fletcher___________ Name: Van M. Fletcher Title: Vice President and Secretary
Gwinnett 500 Building, L.P. By: Meadows & Ohly 3, Inc., its general partner By:_/s/ Van M. Fletcher___________ Name: Van M. Fletcher Title: Vice President and Secretary	Gwinnett Physicians Center, L.P. By: Meadows & Ohly 8, LLC, its general partner By:_/s/ Van M. Fletcher___________ Name: Van M. Fletcher Title: Vice President and Secretary
Hudgens Professional Building, L.P. By: Meadows & Ohly 3, Inc., its general partner By:_/s/ Van M. Fletcher___________ Name: Van M. Fletcher Title: Vice President and Secretary

Exhibit 2

IN WITNESS WHEREOF, the HR Parties have executed this Amended Master Agreement to be effective as of the Amended Effective Date.

HEALTHCARE REALTY TRUST INCORPORATED

By: /s/ Robert E. Hull
Printed Name: Robert E. Hull
Title:    Executive Vice President - Investments

KCC 340 KENNESTONE, LLC By:__/s/ Robert E. Hull_______________ Robert E. Hull, Executive Vice President - Investments	KPCI 55 WHITCHER, LLC By:__/s/ Robert E. Hull_______________ Robert E. Hull, Executive Vice President - Investments
KPCII 61 WHITCHER, LLC By:__/s/ Robert E. Hull_______________ Robert E. Hull, Executive Vice President - Investments	DPCI 6002 PROFESSIONAL, LLC By:__/s/ Robert E. Hull_______________ Robert E. Hull, Executive Vice President - Investments
DPCII 6001 PROFESSIONAL, LLC By:__/s/ Robert E. Hull_______________ Robert E. Hull, Executive Vice President - Investments	PPC 148 BILL CARRUTH, LLC By:__/s/ Robert E. Hull_______________ Robert E. Hull, Executive Vice President - Investments
POP 144 BILL CARRUTH, LLC By:__/s/ Robert E. Hull_______________ Robert E. Hull, Executive Vice President - Investments	HR ACQUISITION I CORPORATION By:__/s/ Robert E. Hull_______________ Robert E. Hull, Executive Vice President - Investments